UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 27, 2008

Dominion Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or other jurisdiction of incorporation)	001-08489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 27, 2008, the Dominion Resources, Inc. (Dominion) Compensation, Governance and Nominating (CGN) Committee approved the 2008 Long-Term Compensation Program (the “Program”) for its officers, including those officers named in Dominion’s 2008 Proxy Statement.  The Program is being awarded pursuant to Dominion’s 2005 Incentive Compensation Plan and consists of two components of equal value: a restricted stock grant and a cash-based performance grant. The restricted stock is subject to a three-year cliff vesting period, while payout of the performance grant will be based on the achievement of three performance metrics: total shareholder return versus the 2008 peer group (weighted 50%), return on invested capital (weighted 40%) and book value per share (weighted 10%).  Payout on the performance grant will be made by March 15, 2010, with the amount of the award to vary depending on the level of achievement of the performance metrics.

The description of the Program is a summary only and is qualified by reference to the form of 2008 Restricted Stock Award Agreement and 2008 Performance Grant Plan, which are filed as Exhibits 10.1 and 10.2, respectively.

Also on March 27, 2008, the CGN Committee approved an additional award of 24,486 shares of restricted stock to Thomas N. Chewning, Executive Vice President and Chief Financial Officer.  The restricted stock award was made on April 1, 2008 pursuant to Dominion’s 2005 Incentive Compensation Plan.  The restricted shares are subject to a two-year cliff vesting with all shares vesting on April 1, 2010 (the Vesting Date).  Vesting of the shares may accelerate fully or on a pro-rated basis upon the occurrence of certain events as outlined in the restricted stock award.

This description of the restricted stock award is a summary only and is qualified by reference to the Restricted Stock Award Agreement, which is filed as Exhibit 10.3.

Item 9.01 Financial Statements and Exhibits

Exhibit
10.1	Form of 2008 Restricted Stock Award Agreement
10.2	2008 Performance Grant Plan
10.3	Restricted Stock Award Agreement for Thomas N. Chewning

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Carter M. Reid
Carter M. Reid Vice President – Governance and Corporate Secretary

Date:  April 2, 2008